Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 4 to Registration Statement on Form S-1 of our report dated July 27, 2005, except for the restatement referred to in Note 2 to the consolidated financial statements as to which the date is June 29, 2006, the business segment information in Note 14 and the earnings per share information within the statements of operations and in Note 18 as to which the date is September 21, 2006, and the effects of the stock split described in Note 19, as to which the date is November 21, 2006, relating to the financial statements and financial statement schedules of Carrols Restaurant Group, Inc. (formerly named Carrols Holdings Corporation) as of December 31, 2004 and for each of the two years in the period ended December 31, 2004, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Syracuse, New York

November 29, 2006